Exhibit 99.1

Contacts:

Stereotaxis, Inc. 314-678-6105 Jim Stolze, Chief Financial Officer jstolze@stereotaxis.com	Noonan Russo 212-845-4242 Ben Carmichael (Investors and Media) benjamin.carmichael@eurorscg.com

Stereotaxis Announces FDA Approval of Partnered 8mm Ablation Catheter

- Significant Milestones Achieved With FDA Approval and Completion of Successful Complex Ablations at Leading European Electrophysiology Centers

St Louis, MO, April 3, 2007 – Stereotaxis, Inc. (NASDAQ: STXS) announced today that its partnered magnetically enabled 8mm ablation catheter has received FDA approval and will soon be commercially available in the US. Two leading European electrophysiology centers have been building successful clinical experience using this catheter to treat atrial cardiac arrhythmias.

The 8mm catheter significantly expands electrophysiology applications for the Stereotaxis Magnetic Navigation system by providing physicians the ability to deliver high power ablations for the treatment of atrial arrhythmias. Atrial flutter, a common atrial arrhythmia estimated to represent 25% of the over 400,000 ablation procedures performed worldwide each year, is routinely treated with 8mm catheters.

Successful European cases have been completed at San Raffaele University Hospital in Milan, Italy and the Hanseatic Heart Center/St. Georg, Hamburg, Germany.

The 8mm catheter has been used at San Raffaele University Hospital for the treatment of atrial fibrillation. “The 8mm catheter is an important step toward improving the effectiveness and efficiency of atrial fibrillation procedures. The power of the 8mm catheter, combined with the safety of precise and soft contact in critical areas of the heart, simplifies the treatment of complex atrial arrhytmias,” said Professor Carlo Pappone, MD PhD, FACC, Director of the Arrhythmology Department.

Cases performed with the 8mm catheter have been very successful at the Hanseatic Heart Center/St Georg. “The catheter allows us to deliver increased power and has been extremely effective during our preliminary experience in patients with atrial flutter,” said Dr. Sabine Ernst MD. “We look forward to continue clinical ablation procedures with this catheter.”

Bevil Hogg, CEO of Stereotaxis, stated, “We are very excited about the completion of these important milestones. US regulatory approval of the 8mm catheter for ablation, combined with successful clinical experience in Europe, dramatically increases the clinical applications of magnetic navigation for complex EP procedures. We look forward to further increasing clinical utilization with the expected release later this year of the irrigated magnetic catheter, which has been submitted for European and FDA regulatory review.”

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that we will recognize revenue related to our purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of our control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

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